Exhibit 99.1

 FOR IMMEDIATE RELEASE

ARI REPORTS INCREASED YEAR OVER YEAR NET INCOME IN SECOND QUARTER

Continued Growth in North American Core Electronic Catalog Business

Milwaukee, Wis., February 24, 2005 – ARI (OTCBB: ARIS), a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets, today reported results for the second quarter of fiscal 2005 ended January 31, 2005.

Revenues for the second quarter of fiscal 2005 were $3.30 million, compared to revenues of $3.29 million for the second quarter of the prior year.  Operating income increased to $506,000 for the second quarter of fiscal 2005, from operating income of $232,000 for the comparable prior period.  Net income was $455,000 or $0.07 per diluted share for the second quarter of fiscal 2005, compared to net income of $175,000 or $0.03 per diluted share for the comparable prior period.

“Overall, our results for the second quarter were consistent with our expectations.  Recurring revenues increased 10% in our core catalog business in North America in the second quarter of fiscal 2005 over the second quarter of last year, while overall North American catalog revenues increased 7% over the same prior period, highlighting the continued strength of this business for ARI,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “However, the growth in our North American catalog business was offset by lower European catalog revenues due to the loss of a key customer and the discontinuation of a legacy publishing application, both of which affected the first quarter as well.  The expected decline in revenues from our non-strategic businesses also contributed to the relatively flat revenues in the second quarter.”

“We are focused on improving the performance of our European operations,” said Dearing.  “We have invested in new products and staffing for this business and are in the process of converting this organization to the dealer-centric model that has been so successful for us in the U.S.”

“The reduction of approximately $250,000 in non-cash expenses as a result of the completion of the amortization of an acquisition and an additional adjustment for sales tax liabilities after a favorable settlement boosted net income,” said Dearing

“We maintained our level of investment in new product development and in sales and marketing and continued to incur implementation expenses to meet the requirements of Section 404 of the Sarbanes-Oxley Act.  Our financial position remains strong, with a cash balance of $3.3 million at the end of the second quarter.  We continued to pay down debt during the quarter and have earmarked a portion of our cash balance for our next three debt payments,” said Dearing.

For the first half of fiscal 2005, revenues of $6.6 million were the same as in the first half of the prior year.  Operating income increased to $1.1 million for the first half of fiscal 2005, compared to operating income of $356,000 for the comparable prior period.  Net income was $949,000 or $0.15 per diluted share for the first half of fiscal 2005, compared to net income of $247,000 or $0.04 per diluted share for the same period in fiscal 2004.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $718,000 in the second quarter of fiscal 2005, compared to EBITDA of $721,000 for the same period in the prior year.  For the first half of fiscal 2005, EBITDA was $1.5 million, compared to EBITDA of $1.4 million for the comparable prior period.

“Looking ahead, we will continue to focus on our primary customer base of manufactured equipment dealers.  We believe there are excellent opportunities for ARI to build on our core electronic catalog business by expanding into adjacent areas such as integrated marketing services.  This expansion will help our customers to better manage and market their businesses, while at the same time contribute to the growth of ARI.  Our recent enhancements to WebsiteSmart™ and the introduction of ARI MailSmart™ are the first steps in providing integrated marketing solutions for dealers,” said Dearing.  “We plan to further develop our relationships with existing dealers and attract new dealers by offering a broader product suite that meets their needs.”

“In the second half of the year, we expect to begin seeing increases in revenue from our new products.  For the full year, we believe we are still on track to report increased net income, with EBITDA flat or up slightly as we continue to invest in our future growth,” Dearing said.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets.  ARI currently provides approximately 82 parts catalogs (many of which contain multiple lines of equipment) for approximately 69 equipment manufacturers in the U.S. and Europe.  More than 88,000 catalog subscriptions are provided through ARI to more than 28,000 dealers and distributors in more than 120 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail and a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

Second Quarter Earnings Conference Call

ARI’s Second Quarter Conference Call is scheduled for Thursday, February 24, 2005 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate on a listen-only basis, please dial in five to ten minutes prior to the starting time at 1-800-210-9006 (International callers dial 1-719-457-2621) and ask for conference code 8937490 or request to be connected to Brian Dearing’s conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on Friday, February 25, 2005.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2004 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

E-mail: krajcir@arinet.com

ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31		January 31
	2005	2004	2005	2004
Net revenues:
Subscriptions, support and other
services fees	$ 2,422	$ 2,260	$ 4,824	$ 4,549
Software licenses and renewals	558	604	1,134	1,193
Professional services	324	429	621	836
	3,304	3,293	6,579	6,578
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other
services fees	233	129	426	284
Software licenses and renewals *	145	458	299	920
Professional services	48	149	130	340
	426	736	855	1,544
Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	69	37	123	72
Customer operations and support	257	291	519	574
Selling, general and administrative	1,745	1,758	3,454	3,516
Software development
and technical support	445	362	866	703
Operating expenses before amounts capitalized	2,942	3,184	5,817	6,409
Less capitalized portion	(144)	(123)	(306)	(187)
Net operating expenses	2,798	3,061	5,511	6,222
Operating income (loss)	506	232	1,068	356
Other income (expense)
Interest expense	(47)	(64)	(91)	(145)
Other, net	10	7	22	36
Total other expense	(37)	(57)	(69)	(109)
Income before provision for income taxes	469	175	999	247
Income tax expense	(14)	-	(50)	-
Net income (loss)	$ 455	$ 175	$ 949	$ 247

Average common shares outstanding:
Basic	5,974	5,780	5,958	5,788
Diluted	6,445	6,039	6,429	6,047
Basic and diluted net income (loss) per share:
Basic	$0.08	$0.03	$0.16	$0.04
Diluted	$0.07	$0.03	$0.15	$0.04

*includes amortization of software products of $133, $445, $274, and $888 and excluding other depreciation and amortization shown separately

	Reconciliation of Non-Gaap Measures

Earnings before Interest, Taxes, Depreciation and Amortization
Net Income	$ 455	$ 175	$ 949	$ 247
Plus: Interest	47	64	91	145
Amortization of software products	133	445	274	888
Other depreciation and amortization	69	37	123	72
Income tax expense	14	-	50	-
Earnings before interest, taxes, depreciation and amortization	$ 718	$ 721	$ 1,487	$ 1,352

ARI Network Services, Inc.
Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	January 31	July 31
ASSETS	2005	2004
Current Assets:
Cash	$ 3,326	$ 3,357
Trade receivables, less allowance for
doubtful accounts of $83 at January 31,
2005 and $44 at July 31, 2004	729	1,121
Prepaid expenses and other	101	187
Total Current Assets	4,156	4,665
Equipment and leasehold improvements:
Computer equipment	4,751	4,607
Leasehold improvements	73	73
Furniture and equipment	1,500	1,491
	6,324	6,171
Less accumulated depreciation and amortization	5,753	5,630
Net equipment and leasehold improvements	571	541

Other assets	38	15

Capitalized software product costs	10,949	10,203
Less accumulated amortization	9,507	9,233
Net capitalized software product costs	1,442	970

Total Assets	$ 6,207	$ 6,191

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 1,000	$ 1,000
Accounts payable	248	260
Deferred revenue	5,302	5,453
Accrued payroll and related liabilities	805	951
Accrued sales, use and income taxes	168	489
Other accrued liabilities	641	564
Current portion of capital lease obligations	5	10
Total Current Liabilities	8,169	8,727

Long term liabilities:
Notes payable (net of discount)	2,762	3,306
Long term payroll related	568	495
Other long term liabilities	211	211
Capital lease obligations	2	3
Total Long Term Liabilities	3,543	4,015

Shareholders' equity (deficit):
Cumulative preferred stock, par value
$.001 per share,
1,000,000 shares authorized; 0 shares
issued and outstanding at January 31,
2005 and July 31,2004, respectively	-	-
Common stock, par value $.001 per share,
25,000,000 shares authorized;
6,005,707 and 5,923,034 shares
issued and outstanding at
January 31, 2005 and July 31,2004,
respectively	5	5
Common stock warrants and options	36	36
Additional paid-in-capital	93,722	93,625
Accumulated deficit	(99,268)	(100,217)
Total Shareholders' Equity (Deficit)	(5,505)	(6,551)

Total Liabilities and Shareholders' Equity (Deficit)	$ 6,207	$ 6,191

ARI Network Services, Inc.
Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended		Six months ended
	January 31		January 31
	2005	2004	2005	2004
Operating activities
Net income (loss)	$ 455	$ 175	$ 949	$ 247
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Amortization of software products	133	445	274	888
Amortization of deferred financing costs, debt discount
and excess carrying value over face amount of
notes payable	(21)	(14)	(42)	(29)
Depreciation and other amortization	69	37	123	72
Stock issued as contribution to 401(k) plan	-	-	37	37
Net change in receivables, prepaid expenses and other
current assets	31	338	453	487
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	(88)	208	(480)	(445)
Net cash provided by operating activities	579	1,189	1,314	1,257

Investing activities
Purchase of equipment and leasehold improvements	(84)	(60)	(153)	(77)
Purchase of assets related to acquisitions	-	-	-	(108)
Software product costs capitalized	(144)	(123)	(746)	(187)
Net cash used in investing activities	(228)	(183)	(899)	(372)

Financing activities
Payments under notes payable	(249)	(50)	(500)	(250)
Payments of capital lease obligations	(3)	(9)	(6)	(16)
Debt issuance costs incurred	-	-	-	(20)
Proceeds from issuance of common stock	57	2	60	4
Net cash used in financing activities	(195)	(57)	(446)	(282)
Net increase (decrease) in cash	156	949	(31)	603
Cash at beginning of period	3,170	1,774	3,357	2,120
Cash at end of period	$ 3,326	$ 2,723	$ 3,326	$ 2,723

Cash paid for interest	$ 67	$ 90	$ 131	$ 112
Cash paid for income taxes	$ 37	$ -	$ 55	$ -

Noncash investing and financing activities
Issuance of common stock in connection with acquisitions	-	-	$ -	$ 37
Exchange of equity to debt	-	-	-	1,000

	Reconciliation of Non-Gaap Measures

Earn/Burn Rate
Cash provided by operations		$ 579	$ 1,189	$ 1,314	$ 1,257
less:	Net change in receivables, prepaid expenses and
	other current assets	(31)	(338)	(453)	(487)
	Net change in payables, deferred revenue,
	accrued liabilities and long term liabilities	88	(208)	480	445
Cash used in investing		(228)	(183)	(899)	(372)
Earn/Burn Rate		$ 408	$ 460	$ 442	$ 843

	Revenue by Industry Sector
	(In thousands)

	Three months ended			Six months ended
	January 31			January 31
			Percent			Percent
Industry Sector:	2005	2004	Change	2005	2004	Change
Equipment Industry
North American
Recurring	$ 2,673	$ 2,428	10%	$ 5,165	$ 4,783	8%
Non-recurring	315	369	-15%	710	735	-3%
Subtotal	2,988	2,797	7%	5,875	5,518	6%

Non-North American
Recurring	203	289	-30%	427	584	-27%
Non-recurring	-	66	-100%	-	134	-100%
Subtotal	203	355	-43%	427	718	-41%

Total Equipment Industry
Recurring	2,876	2,717	6%	5,592	5,367	4%
Non-recurring	315	435	-28%	710	869	-18%
Total	3,191	3,152	1%	6,302	6,236	1%

Non-equipment Industry
Recurring	113	141	-20%	277	342	-19%
Non-recurring	-	-	-100%	-	-	-100%
Total	113	141	-20%	277	342	-19%

Total Revenue
Recurring	2,989	2,858	5%	5,869	5,709	3%
Non-recurring	315	435	-28%	710	869	-18%
Total	$ 3,304	$ 3,293	0%	$ 6,579	$ 6,578	0%

	Revenue by Product in the Equipment Industry
	(In thousands)

	Three months ended			Six months ended
	January 31			January 31
			Percent			Percent
Product:	2005	2004	Change	2005	2004	Change
Catalog and related
Recurring	$ 2,758	$ 2,603	6%	$ 5,357	$ 5,120	5%
Non-recurring	315	434	-27%	710	862	-18%
Subtotal	3,073	3,037	1%	6,067	5,982	1%

Communication
Recurring	118	114	4%	235	247	-5%
Non-recurring	-	1	-100%	-	7	-100%
Subtotal	118	115	3%	235	254	-7%

Total Equipment Industry	$ 3,191	$ 3,152	1%	$ 6,302	$ 6,236	1%